AMENDMENT

to

MUTUAL FUND SERVICES Agreement

Between

CAPITOL SERIES Trust

and

Ultimus ASSET SERVICES, LLC

This Amendment revises the Mutual Fund Services Agreement, dated December 31, 2018, (the “Agreement”) between the Capitol Series Trust (The “Trust”), and Ultimus Asset Services, LLC (“UAS” and collectively, the “Parties”), an Ohio limited liability company, on behalf of the Preserver Alternative Opportunities Fund (the “Preserver Fund”).

The Parties agree to amend Exhibit E, Fund Accounting Fee Schedule, Fund Administration Fee Schedule and Transfer Agency Fee Schedule (“Exhibit E”), of the Agreement to implement a one-time reduction to fees for the services provided by UAS on behalf of the Preserver Fund as described below:

1.	Fund Accounting Fee Schedule.

The Parties agree to amend Exhibit E, Fund Accounting Fee Schedule, of the Agreement to add the following one-time fee reduction effective December 31, 2018 for 2019 billable fees pursuant to the fee schedule:

[4] Fees billed pursuant to the above fee schedule are subject to a one-time annual fee reduction of $[REDACTED] total for amounts billed and payable in 2019 in accordance with the schedule above.

2.	Fund Administration Fee Schedule.

The Parties agree to amend Exhibit E, Fund Administration Fee Schedule, of the Agreement to add the following one-time fee reduction effective December 31, 2018 for 2019 billable fees pursuant to the fee schedule:

[3] Fees billed pursuant to the above fee schedule are subject to a one-time annual fee reduction of $[REDACTED] total for amounts billed and payable in 2019 in accordance with the schedule above.

3.	Transfer Agency Fee Schedule.

The Parties agree to amend Exhibit E, Transfer Agency Fee Schedule, of the Agreement to add the following one-time fee reduction effective December 31, 2018 for 2019 billable fees pursuant to the fee schedule:

[3] Fees billed pursuant to the above fee schedule are subject to a one-time annual fee reduction of $[REDACTED] total for amounts billed and payable in 2019 in accordance with the schedule above.

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties duly executed this Amendment as of December 31, 2018.

	Capitol Series Trust On behalf of the Preserver Alternative Opportunities Fund		Ultimus Asset Services, LLC By its Sole Managing Member, Ultimus Fund Solutions, LLC
By:	/s/ Matthew J. Miller	By:	/s/ Robert G. Dorsey
Name:	Matthew J. Miller	Name:	Robert G. Dorsey
Title:	President	Title:	Managing Director

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